EXHIBIT 11



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               CROMPTON & KNOWLES CORPORATION AND SUBSIDIARIES
               EXHIBIT 11 - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS (In thousands, except per share data)




                                   PRIMARY                    FULLY DILUTED
                                   Quarter Ended              Quarter Ended
                            March 26,  March 27,       March 26,  March 27,
                             1994       1993            1994       1993
Earnings


Net earnings              $ 12,758   $ 12,295        $ 12,758   $ 12,295



Shares


Weighted average shares
 outstanding                51,305     51,150          51,305     51,150
Common stock equivalents       654        918             683        945


Average shares outstanding  51,959     52,068          51,988     52,095


Per share


Net earnings              $   0.25   $   0.24        $   0.25   $   0.24